STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) made as of this 8th day of February, 2010 among BBV VIETNAM S.E.A. ACQUISITION CORPORATION, a Marshall Islands corporation (“Buyer” or “BBV”), VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD. (the “Seller”) and solely for the purposes of Sections 7(a) and (b) and Section 8(a) hereof, JOHN PARK (“Park” or “Insider”), and MIGAMI, INC., a Nevada corporation (“Migami”).

WHEREAS, Buyer was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business (“Business Combination”); and

WHEREAS, Buyer consummated an initial public offering on February 13, 2008 (“IPO”) in connection with which it raised gross proceeds of approximately $43,180,000, a significant portion of which was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer and Trust Company (“Continental”) pending the consummation of a Business Combination, or the dissolution and liquidation of Buyer in the event it is unable to consummate a Business Combination on or prior to February 13, 2010, unless such date is extended to not later than February 13, 2011, subject to the approval of Buyers shareholders (the “Extension”), which must be obtained at the meeting of Buyer’s shareholders on February 12, 2010, as described in the Proxy Statement included in the Form 6-K filed by Buyer with the Securities and Exchange Commission on January 29, 2010; and

WHEREAS, Buyer has entered into that certain letter of intent dated July 23, 2009 with Migami (the “Letter of Intent”), pursuant to which Buyer and Migami intend to enter into a business combination (the “Merger”) as described on Buyer’s Form 6-K filed with the Securities and Exchange Commission on August 4, 2009 (“Form 6-K”); and

WHEREAS, the approval of the Extension and Merger is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding common shares of Buyer which are present and entitled to vote at the special meetings called to approve the Extension and Merger, respectively; and

WHEREAS, pursuant to certain provisions in Buyer’s certificate of incorporation, a holder of shares of Buyer’s common stock issued in the IPO may, if it votes against the Extension or Merger, demand that Buyer convert such common shares into cash (“Conversion Rights”); and

WHEREAS, the Extension cannot be effectuated and the Merger cannot be consummated if, in the aggregate, holders of 30% or more of Buyer’s common stock issued in the IPO both vote against the Extension or Merger, as applicable, and exercise their Conversion Rights; and

WHEREAS, Seller has agreed to sell to Buyer all of BBV’s shares bearing Conversion Rights which are purchased by Seller after the execution of this Agreement (the “Shares”) for the same per share price paid by Seller for such Shares (“Purchase Price Per Share”) as will be set forth on a “Schedule of Purchase Price” in the form of Schedule A hereto, which shall be amended from time to time to reflect such updated information, and such additional amount set forth in Section 1(a) (“Aggregate Purchase Price”), plus the Fees described in Section 1(b).

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Purchase and Fees.

(a)           Seller hereby agrees to sell to Buyer and Buyer hereby agrees to (i) purchase from Seller at the Closing as defined in Section 4(c) the Shares for the Aggregate Purchase Price and (ii) pay the Fees to Seller at the Closing.  The Aggregate Purchase Price shall be equal to the Purchase Price Per Share for all of the Shares multiplied by 102.25% if the Closing occurs within thirty days of the date all Shares have been purchased by Seller, plus an additional amount equal to 2.25% of the Purchase Price Per Share for each thirty days commencing thirty-one days after the date all Shares have been purchased by Seller (such additional amount pro-rated for a period shorter than thirty days) until the Closing occurs, multiplied by the number of Shares to be purchased by Buyer hereunder.  Seller shall be obligated to sell to Buyer only those Shares bearing Conversion Rights purchased by Seller after the date of this Agreement.  Seller agrees to use its commercially reasonable efforts to purchase approximately 349,500 Shares at a per share purchase price equal to the lesser of (i) the then current market price at the time of such purchase, or (ii) $8.00 which is the pro rata amount held in the Trust Account for each share of Common Stock bearing Conversion Rights as of the date of this Agreement.  Seller will not be required to take any action not in compliance with all laws nor to take any action which could have the effect of making Seller, the Shares or any other property of Seller subject to or liable under Section 16 of the Securities and Exchange Act of 1934.

(b)          As additional consideration, Migami shall pay in the aggregate to or for the benefit of Seller and other sellers who enter into agreements similar to this agreement (“Other Sellers”) the sum of $170,000 of which $75,000 has previously been paid to or for the benefit of Seller prior to the date of this Agreement and which is not refundable and $95,000 will be paid promptly upon all such Sellers’ purchase of not less than 3,622,501 Shares, in the aggregate.  Seller acknowledges and agrees that such payment has and will be delivered to Centurion Credit Funding LLC.  As further consideration, Buyer will issue and deliver to Seller fully paid and non-assessable shares of Buyer’s $.0001 par value common stock (“Fee Shares”) which are exchangeable for a like amount of common stock of the surviving public entity if the Merger is consummated, of which 26,532 shares must be delivered on or before February 11, 2010, and an additional 21,708 shares will be due if the Merger has not closed by the thirtieth day after the date of this Agreement.  Buyer will also issue and deliver to Seller 643 additional shares for each day commencing sixty-one days after the date of this Agreement through the day before the Merger is voted upon at a meeting of Buyer’s shareholders.  Shares required to be delivered for periods through the sixtieth day after the date of this Agreement are not subject to pro-ration.  Collectively, the cash fee and the Fee Shares are referred to herein as “Fees”.  The Fee Shares will not have Conversion Rights. All shares required to be delivered to the Seller, except for the shares to be delivered on or before February 10, 2010 must be delivered to Seller not later than the day before the Merger is to be voted upon by Buyer’s shareholders.

2.             Agreement to Vote and Not to Convert.  In further consideration of the Aggregate Purchase Price and the Fees, provided that the representations and warranties made by Buyer in Sections 1(b) and 6 hereof and by Insider and Migami in Section 7 hereof are true and correct in all material respects on the date of this Agreement and through the date of the stockholder meeting in connection with the approval of the Extension, and if applicable, the Merger, with the same force and effect as though made on such dates and Buyer, and Insider and Migami have complied in all material respects with their covenants and obligations set forth in this Agreement through such dates, (i) to the extent the Shares are not voted by Park pursuant to the proxy granted in Section 3 below, Seller shall vote all Shares, or cause all Shares to be voted, in favor of the Extension and Merger, as applicable, and all other proposals to be voted on at the shareholder meeting at which the Merger proposal is presented and for which the board of BBV recommends shareholder approval, it being expressly acknowledged by Seller that the obligations of Buyer, Migami and Park hereunder are expressly conditioned on such affirmative votes and (ii) Seller hereby agrees it has not and will not exercise its Conversion Rights with respect to the Shares.

3.             Appointment of Attorney in Fact.  Solely with respect to the vote for the Extension and Merger, and all other proposals to be voted on at the shareholder meeting at which the Merger proposal is present and for which the board of BBV recommends shareholder approval, the Seller hereby irrevocably appoints each of Park and Eric Zachs, each with the ability to act separately, with full power of substitution, to the full extent of such Seller’s rights with respect to the Shares (and any and all other Shares or securities or rights issued or issuable in respect of the Shares), but only to the extent of the Sellers rights in the Shares, to vote in such manner as such attorney and proxy or his substitute shall, in his sole discretion deem proper, and otherwise act (including without limitation pursuant to written consent) with respect to all the Shares to be sold to Buyer hereunder which such Seller is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of Buyer held on or prior to April 19, 2010 in favor of the Extension and Merger.  This proxy is coupled with an interest and is irrevocable.  The execution of this Agreement shall revoke, without further action, all prior proxies granted by the Seller at any time with respect to such Shares and no subsequent proxies will be given by Seller (and if given will be deemed not to be effective) with respect to such matters.  Notwithstanding anything herein to the contrary, the Buyer acknowledges and agrees that the Seller does not have the right to vote the Shares as of the January 21, 2010 record date for the Buyer’s shareholder meeting scheduled for February 12, 2010 and the Seller transfers no greater voting rights than those transferred to Seller.  Buyer acknowledges that the record date to vote the Shares at the meeting of Buyer’s shareholders scheduled for February 12, 2010 precedes the date upon which Seller will have acquired the Shares and that Seller cannot and does not guarantee that holders of record of the Shares as of January 21, 2010 will effectively change any vote already cast or vote the Shares in any particular manner.  The voting rights granted herein include the right to vote on other matters formally presented to Buyer’s shareholders in a proxy solicitation filed with the Securities and Exchange Commission, provided any such other vote would not delay the payment of the Aggregate Purchase Price and Fees nor in any other way be adverse to Seller.

4.             Closing Matters.

(a)           Within one business day of the date of this Agreement, Buyer shall deliver the notice attached as Annex I hereto to Continental.

(b)           Prior to the Closing, Seller shall deliver or cause to be delivered to Buyer appropriate instructions for book entry transfers of ownership of the Shares from Seller to Buyer.

(c)           The closing of the purchase and sale of the Shares (“Closing”) will occur not later than the first to occur of (i) the first date any funds are disbursed from the Trust Account, except if the Extension is approved, for disbursements to Buyer’s shareholders who exercise their Conversion Rights on or prior to February 12, 2010, (ii) February 18, 2010 if the Extension is not approved, (iii) the fifth business day after the Merger is abandoned, (iv) the third business day after the Merger is not approved by Buyer’s shareholders and (v) February 22, 2010 as such date may be adjourned pursuant to the Escrow Agreement described in Section 6(n) (the “Closing Date”).  At the Closing, Buyer and Migami shall pay Seller the Aggregate Purchase Price and the cash portion of the Fees by wire transfer.  Payments from the Buyer to the Seller shall be made from the Trust Account in immediately available funds in accordance with the Irrevocable Instructions attached as Annex I hereto to an account specified by Seller and Seller shall deliver the Shares immediately thereafter to Buyer electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System to an account specified by Buyer.  Notwithstanding anything herein or in the Irrevocable Instructions to the contrary, if the Merger is not consummated, Buyer shall not be obligated to pay the Seller for each Share more than the pro rata amount held in the Trust Account at the time of Buyer’s liquidation for each such Share.

(d)           In the event that Seller has not received the Aggregate Purchase Price on a timely basis on the Closing Date, then Migami shall pay to Seller in immediately available funds an amount equal to the lesser of (i) 1.0% total amount of, or (ii) the highest lawful rate of, the total Purchase Price Per Share paid by Seller for all of the Shares calculated from the date such payment was required to be made through the date such payment is actually made.

(e)           Upon the execution of this Agreement, Buyer will deliver to the Investor a legal opinion from Buyer’s counsel in the form annexed hereto as Annex II.

5.             Representations and Warranties of the Seller.  Seller makes the following representations and warranties to and for the benefit of Buyer on the date hereof and on the Closing.

(a)           Sophisticated Seller.  Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares to Buyer.

(b)           No General Solicitation.  The Seller was not induced to invest in the Fee Shares by any form of general solicitation or general advertising.

(c)           Independent Investigation.  Seller, in making the decision to sell the Shares to Buyer, has not relied upon any oral or written representations or assurances from Buyer or any of its officers, directors or employees or any other representatives or agents of Buyer, except as are contained in this Agreement.  Seller has had access to all of the filings made by Buyer with the SEC, pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”) in each case to the extent available publicly via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

(d)           Authority.  This Agreement has been validly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally.  The execution, delivery and performance of this Agreement by Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Seller is a party which would prevent Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Seller is subject.

(e)           No Legal Advice from Buyer.   Seller acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Seller’s own legal counsel and investment and tax advisors.  Seller is not relying on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.

(f)           Ownership of Shares.  Seller is the legal and beneficial owner of the Shares and, to its knowledge, will transfer to Buyer on the Closing Date good title to the Shares free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever, except as otherwise agreed to in writing to Buyer.  Buyer acknowledges that the Shares may be transferred without the right to vote such Shares or with limited voting rights as disclosed in Section 3 above.

(g)          Aggregate Purchase Price Negotiated.  Seller represents that both the amount of Shares and the Aggregate Purchase Price were negotiated figures by the parties and that the terms and conditions by the parties of this Agreement may differ from arrangements entered into with other holders of Buyer’s common stock.

6.             Representations, Warranties and Covenants of Buyer.  Buyer makes the following representations, warranties and covenants to and for the benefit of Seller on the date hereof and on the Closing.

(a)           Sophisticated Buyer.  Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of Shares from Seller.

(b)          Independent Investigation.  Buyer, in making the decision to purchase the Shares from Seller, has not relied upon any oral or written representations or assurances from Seller or any of its officers, directors, partners or employees or any other representatives or agents of Seller, except as are contained in this Agreement.

(c)           Authority.  This Agreement has been validly authorized, executed and delivered by Buyer and assuming the due authorization, execution and delivery thereof by Seller, is a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally.  The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Buyer is subject.

(d)           No Legal Advice from Seller.  Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Buyer’s own legal counsel and investment and tax advisors.  Buyer is relying solely on such counsel and advisors and not on any statements or representations of Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

(e)           Organization.  Buyer has been duly organized and is validly existing under the laws of its jurisdiction of organization, with all requisite power and authority to enter into this Agreement, to carry out the provisions and conditions hereof, and to consummate the transactions contemplated hereby.

(f)           Liabilities.  Buyer (i) has no liabilities, obligations, guarantees or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) other than those reflected on Schedule B attached hereto, and (ii) has no outstanding Liabilities that are not subject to an effective waiver of claims against the Trust Account, except those Liabilities set forth on such Schedule B and indicated as “unwaived,” which Schedule B includes, but is not limited to, all Liabilities that resulted from, and potential Liabilities that could result from, target businesses, vendors and service providers that have not waived any claims against the Trust Account.

(g)           Title and Liens.  (i) Buyer has good title to the Trust Account and all assets in, or credited to, in the Trust Account, and (ii) the Trust Account, together with all assets in, or credited to, the Trust Account, are free and clear of any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (a “Lien”) other than the Liens in favor of Continental for the customary fees and expenses of Continental incurred in connection with the administration of the Trust Account and those creditors set forth on the Schedule of Liabilities attached hereto and indicated as “unwaived", and (iii) Buyer has not and will not create, incur, or suffer to exist any Lien on the Trust Account or any asset in or credited to the Trust Account, whether arising by contract or agreement or under law.

(h)          Waivers of Claims Against Trust Account.  Except as otherwise disclosed on the Schedule of Liabilities described in Section 6(f) above, Buyer has not obtained and agrees that it will not obtain, the services of any vendor or service provider unless and until such vendor or service provider acknowledges in writing that it does not have any right, title, interest or claim of any kind in or to any monies, securities, or other assets of the Trust Account and waives any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Account for any reason whatsoever; provided that the foregoing shall not apply to Buyer’s independent accountants.  In addition, Buyer will obtain and deliver to Seller irrevocable waivers of claims against the Trust Account from Migami, and Loeb & Loeb LLP, which must remain in full force and effect until the Aggregate Purchase Price and Fees have been irrevocably paid to Seller.

(i)           Future Indebtedness.   Buyer agrees that it shall not incur any Indebtedness (as defined below) in excess of $10,000 in the aggregate, other than Indebtedness listed on Schedule C attached hereto, without the prior written consent of Seller prior to the Closing. “Indebtedness” means (i) indebtedness for borrowed money or the deferred price of property, goods or services (other than trade and other payables incurred in the ordinary course of business in the aggregate not exceeding $25,000 other than expenses related to the merger), such as reimbursement and other obligations for surety bonds and letters of credit, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) capital lease obligations, (iv) the net obligations of Buyer under derivative transactions (including, but not limited to, under swap agreements) or commodity transactions, and (v) any other operating expenses or other obligations incurred by Buyer other than expenses related to the merger; and (vi) obligations of Buyer under a guarantee of debt of others of the kinds referred to in clauses (i) through (v) above. Notwithstanding anything to the contrary in this Agreement, “Indebtedness” shall not mean or include (i) any contracts or arrangements of Buyer to purchase additional shares of BBV common stock using proceeds held in the Trust Account in an amount equal to or less than $8.00 per share, (ii) any taxes owed to any federal, state or local taxing authority and (ii) the payment of any Conversion Rights.  The Indebtedness set forth on Schedule C shall be subordinated in payment and performance to the obligation to pay Seller pursuant to this Agreement in a manner reasonably acceptable to Seller.

(j)           Trust Account.  Buyer confirms and represents that as of the date of this Agreement not less than $41,400,000 is held in the Trust Account.  Buyer covenants that the value of the Trust Account, as of any date of determination, shall not be less than $8.00 per share of Buyer common stock issued in the IPO subject to conversion.  As of the date of this Agreement, the pro rata amount held in the Trust Account for each share of Buyer’s common stock having Conversion Rights is $8.00.

(k)           Irrevocable Instructions to Continental.  Upon execution of this Agreement, Buyer is delivering the Irrevocable Instructions attached as Annex I to Continental requiring that no funds be released from the Trust Account unless the amounts released from the Trust Account are used to pay in full the amount due to the Seller under this Agreement prior to release of any funds from the Trust Account to Buyer or any other party and Continental has acknowledged and agreed to such Irrevocable Instructions. Seller hereby agrees and consents to the terms of such irrevocable instruction letter. Buyer shall deliver a copy of such Irrevocable Instructions to Seller upon execution of this Agreement.  Buyer agrees that it will not enter into an agreement for a replacement of Continental as trustee in connection with the Trust Account unless and until Buyer, such substitute trustee, and any other required signatory shall first deliver to the Seller fully executed Irrevocable Instructions substantially in the form attached as Annex I hereto together with all others instructions executed by Continental and Buyer in connection with transfer of any funds in the Trust Account.  Upon the replacement of Continental, all references herein to Continental will be to the substitute trustee.  Buyer shall not provide any instructions with respect to the distribution of the Trust Account that are different from the Irrevocable Instructions without the consent of Seller and all signatories to the Irrevocable Instructions; provided, however, upon written confirmation of Trustee’s compliance with the irrevocable instruction letter and payment of the Aggregate Purchase Price and the Fees to Seller, Buyer may thereafter liquidate the Trust Account.  Seller will not be required to take any action with respect to this Agreement unless and until the fully executed Irrevocable Instructions are delivered to Seller.

(l)           Investments. From the date of this Agreement until all amounts due to the Seller are paid, Buyer agrees to invest the monies in the Trust Account in a money market fund invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940.

(m)         Filings. None of the filings and reports made by Buyer with SEC and available on the SEC’s EDGAR system, as of their respective filing dates, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  From and after the date of this Agreement through the date Seller has irrevocably received the Aggregate Purchase Price and Fees.  Buyer agrees to make all required filings with the SEC under the federal securities laws.  Buyer represents that it is a “foreign private issuer” as that term is employed in the Securities and Exchange Act of 1934.  Buyer further covenants and agrees that for so long as Seller owns any Shares, Buyer will not terminate its status as a “foreign private issuer” nor take any action which will cause a holder of Buyer’s common stock to become subject to Section 16 of the Securities and Exchange Act of 1934.

(n)          Escrowed Funds.  On or before February 9, 2010, Migami will deposit the sum of $100,000 for Seller and Other Sellers, in an escrow account pursuant to an agreement reasonably acceptable to Seller and Other Sellers (“Escrow Agreement”).  On or before February 19, 2010, Migami will deposit an additional $75,000 in escrow for Seller and Other Sellers pursuant to the Escrow Agreement.  On or before March 1, 2010, Migami will deposit an additional $550,000 in escrow for Seller and Other Sellers pursuant to the Escrow Agreement.  Provided the first two above described deposits are timely made, the date in Section 4(c)(v) shall be adjourned to March 2, 2010.  Provided all three such deposits are timely made, the date in Section 4(c)(v) shall be adjourned to March 15, 2010.  The Escrow Agreement will include a condition that, provided a Closing Date has not yet arrived, Migami may further adjourn the date set forth in Section 4(c)(v) one calendar day for each additional $21,735 deposited in escrow pursuant to the Escrow Agreement.  The escrowed funds will be pledged to secure the payment to Seller and Other Sellers, pro rata, of the difference between the Aggregate Purchase Price and the actual total cost of the Shares to Seller as set forth on Schedule A hereto.  The failure to timely make any such escrow deposits shall constitute a default of Buyer’s obligations under this Agreement, make void the Proxy granted in Section 3 above and relieve Seller (but not Buyer, Migami or Park) of any obligations under this Agreement.

7.            Representations, Warranties and Covenants of Insider and Migami.  The following representations, warranties and covenants are made to and for the benefit of Seller on the date hereof and on the Closing.

(a)           The execution, delivery and performance of this Agreement by Insider is a legal, valid and binding agreement of such Insider, enforceable against such Insider in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)          Insider will not take any action or give any instructions that would result in Buyer breaching this Agreement.

(c)           Migami represents and warrants to and for the benefit of Seller on the date hereof and on the Closing that the execution, delivery and performance of this Agreement by Migami is a legal, valid and binding agreement of Migami, enforceable against Migami in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

8.             Indemnification.

(a)           In the event that the Aggregate Purchase Price and the Fees are not fully paid to Seller at the Closing, Migami and Insider hereby agree, jointly and severally, to indemnify and hold harmless Seller against any loss incurred in an amount equal to the difference between (x) the sum of the Aggregate Purchase Price, the cash portion of the Fees and any other cash amount payable hereunder by Buyer, Insider or Migami to Seller, minus (y) the cash amount actually received by Seller in respect of the Aggregate Purchase Price, cash portion of the Fees and any other cash amount payable hereunder by Insider or Migami.  Migami and the Insider agree, jointly and severally, to pay any and all costs, fees and expenses (including counsel fees and expenses) incurred by Seller in enforcing its rights under this Section 8(a).

(b)          Buyer and Migami (together with their successors) hereby agree, jointly and severally, to indemnify and hold harmless Seller and each of its partners, principals, members, officers, directors, employees, agents, representatives and affiliated or managed funds from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever, and any and all actions, inquiries, proceedings and investigations in respect thereof (including any proceeding by any government subdivision and any claim by any former or current securityholder of  Buyer), whether pending or threatened, to which any such party may become subject, arising in any manner out of or in connection with this Agreement or the transactions contemplated herein to the fullest extent permitted under applicable law, regardless of whether any of such parties is a party hereto, and immediately upon request reimburse such party for such party’s legal and other expenses as they are incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any such party’s involvement in discovery proceedings or testimony); provided that Buyer and Migami shall not be liable for any such loss, liability, claim, damage or expense resulting from actions taken by Seller in bad faith or as a result of its gross negligence or willful misconduct.

9.             All notices, demands, requests, consents, approvals and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid or, (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The address for such communications shall be:

(a)	If to Victory Park Special, to:

Victory Park Special Situations Master Fund, Ltd.
c/o Victory Park Capital Advisors, LLC
227 West Monroe, Suite 3900
Chicago, IL 60606
Attn:
Fax:

With a copy to (which shall not constitute notice):

Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, NY 10176
Attn: Edward M. Grushko, Esq.
Fax: (212) 697-3575
E-mail: edgrushko@aol.com

(b)	If to Buyer, to:

BBV Vietnam S.E.A. Acquisition Corporation
61 Hue Lane, Hai Ba Trung District
Hanoi, Vietnam
Attn: Eric Zachs, President
Fax: (860) 727-5780
E-mail: ezachs@bbvllc.com

With a copy to (which shall constitute notice):

BBV Vietnam S.E.A. Acquisition Corporation
40 Woodland Street
Hartford, CT 06105
Attn: Dawn Griswold
Fax: (860) 727-5780
E-mail: dgriswold@mcmgmt.com

With a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: C. Christopher Murillo
Fax: (646) 924-3699
E-mail: cmurillo@loeb.com

(c)	If to Migami and Insider, to:

Migami, Inc.
6320 Canoga Avenue, Suite 1430
Woodland Hills, CA 91367
Fax: (818) 371-0428
E-mail: jpark@migami.net

With a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
150 East 42nd Street, Suite 1100
New York, NY 10017
Attn: Barry I. Grossman, Esq.
Fax: (212) 370-7889
E-mail: bigrossman@egsllp.com

10.           Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses.

11.           Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  This Agreement or any counterpart may be executed via facsimile or electronic transmission, and any such executed facsimile or electronic copy shall be treated as an original.

12.           Governing Law.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waives trial by jury.

13.           Remedies.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law.  It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

14.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement shall not be assigned by either party without the prior written consent of the other party hereto, except that Seller may assign any of its rights and interests to any person or entity with Buyer’s and Migami’s prior written consent (which consent will not be unreasonably withheld) provided that the performance required of Seller, or any transferee of the Shares, hereunder will not be impaired.

15.           Headings.  The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

16.           Entire Agreement; Changes in Writing.  This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby.  Neither this Agreement not any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

17.           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by Buyer or Insider to the Seller and thus refunded to Buyer or Insider, as applicable.

18.           Seller W-9. Seller agrees to promptly provide to Buyer an Internal Revenue Service Request for Taxpayer Identification Number and Certification Form W-9.

19.           Acknowledgement. Seller acknowledges that Buyer may publicly disclose the information contained in this agreement and may make any related filings with the Securities and Exchange Commission, including filings on a Current Report on Form 6-K, as Buyer may deem appropriate.

20.           Notice. Seller will promptly notify Buyer of any purchase of shares of stock of Buyer that are entered into by Seller by delivery of an updated Schedule A via email to all parties set forth in, and pursuant to, Section 9 hereof.

21.           Miscellaneous. This Agreement does not relate to any shares of Buyer common stock or other securities owned by Seller which are not included in the definition of “Shares” under this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

BBV VIETNAM S.E.A. ACQUISITION CORPORATION

By:
Name:
Title:

VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD.

By:
Name:
Title:

MIGAMI, INC.

By:
Name:
Title:

The undersigned joins as parties to the foregoing Agreement for the purposes provided in Sections 7(a) and (b) and Section 8(a) of the Agreement:

JOHN PARK